Exhibit 99.1

TANDY BRANDS ACCESSORIES ANNOUNCES SEVENTH
CONSECUTIVE QUARTERLY DIVIDEND; ANNOUNCES ADDITION OF
GRADY ROSIER TO BOARD OF DIRECTORS

ARLINGTON, TX, February 10, 2005 — Tandy Brands Accessories, Inc. (Nasdaq NM: TBAC) today announced that the Board of Directors approved the Company’s seventh quarterly dividend. The Board of Directors approved a quarterly dividend of $0.0275 per common share that will be payable April 20, 2005, to shareholders of record at the close of business on March 31, 2005.

Also today, the Company announced the election of Grady Rosier to the Company’s Board of Directors.

Mr. Rosier has over 30 years of experience in the retail and distribution industries. He currently serves as President and Chief Executive Officer of McLane Company, Inc., a position he has held for nearly 10 years. During this time, he helped guide the evolution of the company into a leading distributor within the grocery and food service industry. Mr. Rosier joined McLane Company in 1984 as President, McLane/Sunwest and has since served in senior and executive management roles throughout the company’s value chain, including purchasing, distribution, marketing and customer service. Formerly a subsidiary of Wal-Mart Stores, McLane Company was acquired by Berkshire Hathaway Inc. in May 2003. Mr. Rosier also serves on the Board of Directors of KFx Inc., a publicly-traded energy company.

“We are very pleased to have Grady serve on our Board of Directors,” said Britt Jenkins, President and Chief Executive Officer. “He brings a wealth of operating knowledge and strategic insight to our business. We look forward to his contributions as we continue to expand our business.”

Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, neckwear, gifts, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.